Assured Guaranty Ltd. Reports Results for First Quarter 2023

•GAAP Highlights:
•Net income attributable to Assured Guaranty Ltd. was $81 million, or $1.34 per share(1), for first quarter 2023.
•Shareholders’ equity attributable to Assured Guaranty Ltd. per share was $88.07 as of March 31, 2023.

•Non-GAAP Highlights:
•Adjusted operating income(2) was $68 million, or $1.12 per share, for first quarter 2023.
•Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $94.58 and $143.04, respectively, as of March 31, 2023.

•Return of Capital to Shareholders:
•First quarter 2023 dividends were $18 million.

•Insurance Segment:
•Insurance segment adjusted operating income was $117 million for first quarter 2023.
•Gross written premiums (GWP) were $86 million for first quarter 2023.
•Present value of new business production (PVP)(2) was $112 million for first quarter 2023.

•Asset Management Segment:
•Asset Management segment adjusted operating loss was $1 million for first quarter 2023.

Hamilton, Bermuda, May 9, 2023 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended March 31, 2023 (first quarter 2023).

“Assured Guaranty’s diversified financial guaranty strategy led to impressive new business production in the first quarter of 2023,” said Dominic Frederico, President and CEO. “Gross written premium of $86 million was 23% higher than in the first quarter of 2022 and 59% higher than the average for the previous 10 first quarters. In terms of PVP, it was our most successful first quarter in over a decade. We closed $112 million of PVP in the quarter, up 62% from first quarter 2022 and approximately double the PVP average for the previous 10 first quarters.

“We benefited from a strong start to the year for both global structured finance, where we achieved our best GWP and PVP results in more than a decade, and international infrastructure, where we more than doubled the first quarter 2022 results for both GWP and PVP. In U.S. public finance, we guaranteed 60% of insured municipal bonds’ par issued in the first quarter.

“And, significantly, on April 5, we reached an agreement with Sound Point Capital Management that, when implemented, is expected to advance our strategic objectives in the asset management sector.”

(1)    Per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2023	2022

GAAP (1)
Net income (loss) attributable to AGL	$81	$66
Net income (loss) attributable to AGL per diluted share	$1.34	$0.98
Weighted average diluted shares	60.4	67.4

Non-GAAP
Adjusted operating income (loss) (2)	$68	$90
Adjusted operating income per diluted share (2)	$1.12	$1.34
Weighted average diluted shares	60.4	67.4

Gain (loss) related to FG VIE and CIV consolidation (3) included in adjusted operating income	$(4)	$(10)
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$(0.06)	$(0.14)

Components of total adjusted operating income (loss)
Insurance segment	$117	$133
Asset Management segment	(1)	—
Corporate division	(44)	(33)
Other	(4)	(10)
Adjusted operating income (loss)	$68	$90

	As of
	March 31, 2023		December 31, 2022
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,220	$88.07	$5,064	$85.80
Adjusted operating shareholders’ equity (2)	5,606	94.58	5,543	93.92
ABV (2)	8,478	143.04	8,379	141.98

Common Shares Outstanding (4)	59.3		59.0
________________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(3)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) (FG VIEs) and consolidated investment vehicles (CIVs).
(4)    The increase in shares is due to vesting of share-based compensation.

On a per share basis, shareholders’ equity attributable to AGL increased to $88.07 as of March 31, 2023 from $85.80 as of December 31, 2022, primarily due to net income and unrealized gains on the investment portfolio during first quarter 2023. On a per share basis, adjusted operating shareholders’ equity increased to $94.58 as of March 31, 2023, from $93.92 as of December 31, 2022, primarily due to operating income in first quarter 2023, and ABV increased to $143.04 as of March 31, 2023 from $141.98 as of December 31, 2022, primarily due to new business production.

Insurance Segment

The Insurance segment primarily consists of the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets.

Insurance Segment Results
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Segment revenues
Net earned premiums and credit derivative revenues	$84	$219
Net investment income	82	63
Fair value gains (losses) on trading securities	(2)	(4)
Foreign exchange gains (losses) on remeasurement and other income (loss)	26	—
Total segment revenues	190	278

Segment expenses
Loss expense (benefit)	9	60
Interest expense	—	1
Amortization of deferred acquisition costs (DAC)	3	4
Employee compensation and benefit expenses	39	38
Other operating expenses	28	19
Total segment expenses	79	122
Equity in earnings (losses) of investees	30	(1)
Segment adjusted operating income (loss) before income taxes	141	155
Less: Provision (benefit) for income taxes	24	22
Segment adjusted operating income (loss)	$117	$133

Insurance segment adjusted operating income was $117 million in first quarter 2023, compared with $133 million in the three-month period ended March 31, 2022 (first quarter 2022). The variance was primarily due to a benefit in first quarter 2022 of $63 million (after-tax) associated with the resolution of general obligation bonds of the Commonwealth of Puerto Rico and obligations of its related authorities and public corporations, the Public Buildings Authority, the Convention Center District Authority and the Infrastructure Financing Authority under the Puerto Rico Oversight, Management, and Economic Stability Act (March 2022 Puerto Rico Resolutions). This benefit consisted of premium accelerations, offset in part by the recognition of loss expense that was previously embedded in unearned premium reserve. In first quarter 2023, the Company reported larger gains on alternative investments, higher net investment income and the release of a litigation accrual (reported in “other income (loss)”). The components of premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Scheduled net earned premiums and credit derivative revenues	$80	$89
Accelerations - Puerto Rico	—	104
Accelerations - other	4	26
Total	$84	$219

Net earned premiums and credit derivative revenues in first quarter 2023 were lower than in first quarter 2022 primarily due to lower accelerations. The largest component of accelerations in first quarter 2022 was attributable to the March 2022 Puerto Rico Resolutions, which extinguished $1.3 billion of Puerto Rico insured net par.

Insurance Segment Loss Expense (Benefit) and the Rollforward of Expected Losses

Loss expense is a function of economic loss development (benefit), as well as the amortization of deferred premium revenue.
Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Public finance	$1	$55
U.S. residential mortgage-backed securities (RMBS)	6	6
Other structured finance	2	(1)
Total	$9	$60

The table below presents the rollforward of expected losses for first quarter 2023.

Roll Forward of Net Expected Loss to be Paid (Recovered) (1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of December 31, 2022	Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of March 31, 2023

Public finance	$412	$5	$(24)	$393
U.S. RMBS	66	5	11	82
Other structured finance	44	1	(3)	42
Total	$522	$11	$(16)	$517
________________________________________________
(1)    Economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

The economic loss development in first quarter 2023 of $11 million was mainly attributable to the effect of lower risk-free rates used to discount expected losses of $10 million.

Insurance Segment Income from Investment Portfolio
Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Net investment income	$82	$63
Fair value gains (losses) on trading securities (1)	(2)	(4)
Equity in earnings (losses) of investees:
AssuredIM Funds (2)	28	11
Other alternative investments	2	(12)
Total	$110	$58
________________________________________________
(1)    Contingent value instruments (CVIs) issued by Puerto Rico are classified as trading securities with changes in fair value reported in the condensed consolidated statements of operations.
(2)    Funds managed by Assured Investment Management LLC (AssuredIM LLC) and its investment management affiliates (together with AssuredIM LLC, AssuredIM).

Net investment income, which represents interest income on fixed-maturity debt securities and short-term investments, was higher in first quarter 2023 compared to first quarter 2022 primarily due to higher short-term interest rates and higher average balances in short-term investments, as well as higher income on floating rate assets in the available-for-sale investment portfolio.

In the Insurance segment, investments in AssuredIM Funds are recorded at net asset value (NAV), with the change in NAV reported in “equity in earnings (losses) of investees.” The increase in equity in earnings of AssuredIM Funds in first quarter 2023 compared with first quarter 2022 was primarily attributable to higher valuations of assets held in the collateralized loan obligation (CLO) and healthcare funds. As of March 31, 2023, the Insurance segment had invested $396 million (based on NAV) in AssuredIM Funds, and inception-to-date realized and unrealized gains on AssuredIM Funds totaled $187 million.

Equity in earnings of investees is more volatile than net investment income on fixed-maturity securities and short-term investments. To the extent that the amounts invested in AssuredIM Funds and other alternative investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decline and mark-to-market volatility may increase.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended March 31,
	2023			2022
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$22	$22	$2,907	$49	$49	$3,931
Public finance - non-U.S.	36	30	360	16	12	223
Structured finance - U.S.	28	27	582	5	2	60
Structured finance - non-U.S.	—	33	1,514	—	6	257
Total	$86	$112	$5,363	$70	$69	$4,471
________________________________________________
(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP and Gross Par Written in the table above are based on “close date,” when the transaction settles. The maximum potential exposure under a financial guaranty (not accounted for as insurance) is included in non-U.S. structured finance for both periods.

In first quarter 2023, structured finance GWP was over five times the amount of GWP in first quarter 2022, and PVP was over seven times the amount of PVP in first quarter 2022. First quarter 2023 structured finance GWP primarily includes a large insurance securitization transaction. Structured finance PVP in first quarter 2023 included the insurance securitization, as well as an excess-of-loss guaranty of a minimum amount of billed rent on a diversified portfolio of real estate properties for which no GWP was reported under GAAP because it is not accounted for as insurance. The average internal rating of structured finance new business production in first quarter 2023 was AA-.

In first quarter 2023, non-U.S. public finance GWP and PVP were more than double the GWP and PVP in first quarter 2022. In first quarter 2023, new business primarily included the guaranty of a long-term sale and leaseback transaction with Glasgow City Council and several regulated utility transactions. The average internal rating of non-U.S. public finance new business production was A in first quarter 2023.

U.S. public finance GWP and PVP in first quarter 2023 were lower than the comparable GWP and PVP in first quarter 2022, primarily due to reduced market issuance and fewer secondary market transactions in first quarter 2023. The average internal rating of U.S. public finance par written was A- in first quarter 2023 and first quarter 2022.

The Company’s U.S. public finance par written represented 60% of the total U.S. municipal market insured issuance in first quarter 2023, compared with 58% in first quarter 2022. Total insured market penetration based on par was 7.7% in first quarter 2023, compared with 8.5% in first quarter 2022, and insured market penetration based on number of transactions was 18.8% in first quarter 2023, compared with 17.8% in first quarter 2022. For transactions rated A and BBB, insured market penetration based on number of transactions was over 60% in first quarter 2023, and 58% in first quarter 2022.

Business activity in the infrastructure (reported in non-U.S. public finance) and structured finance sectors typically has long lead times and therefore may vary from period to period.
Asset Management Segment

In the Asset Management segment, the Company provides investment advisory services, which include the management of CLOs and opportunity funds, as well as certain legacy hedge and opportunity funds now subject to an orderly wind-down.

On April 5, 2023, Assured Guaranty entered into a transaction agreement (Transaction Agreement) pursuant to which it agreed to contribute to Sound Point Capital Management, LP (Sound Point) most of its asset management business, other than that conducted by Assured Healthcare Partners LLC (AssuredIM Contributed Business). In addition, Assured Guaranty Municipal Corp. and Assured Guaranty Corp. (AGC) (U.S. Insurance Subsidiaries) entered into a letter agreement (Letter Agreement) pursuant to which they agreed that, after the closing of the transactions contemplated by the Transaction Agreement, they would (a) engage Sound Point as their sole alternative credit manager, (b) transition to Sound Point the management of certain existing alternative investments and related commitments, and (c) subject to regulatory approval, over time make new investments in funds, other vehicles and separately managed accounts managed by Sound Point which, when aggregated with the transitioned alternative investments and commitments, will total $1 billion. Assured Guaranty will receive, subject to certain potential post-closing adjustments, common interests in Sound Point representing a 30% participation percentage in Sound Point, and certain other interests in related Sound Point entities (the transactions contemplated under the Transaction Agreement and the Letter Agreement, the Sound Point Transaction).

The Sound Point Transaction is expected to be completed in the third quarter of 2023, subject to certain customary closing conditions, including the receipt of certain consents and regulatory approval. As a result of its pending Sound Point Transaction, the Company was limited in its ability to raise third party assets under management (AUM) in first quarter 2023 due to regulatory and practical considerations.

Asset Management Segment Results
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Segment revenues
Management fees:
CLOs (1)	$12	$12
Opportunity funds and liquid strategies	5	8
Wind-down funds	—	1
Total management fees	17	21
Performance fees	20	16
Foreign exchange gains (losses) on remeasurement and other income (loss)	4	2
Total segment revenues	41	39

Segment expenses
Employee compensation and benefit expenses	34	29
Other operating expenses (2)	8	10
Total segment expenses	42	39
Segment adjusted operating income (loss) before income taxes	(1)	—
Less: Provision (benefit) for income taxes	—	—
Segment adjusted operating income (loss)	$(1)	$—
________________________________________________
(1) CLO fees are the net management fees that AssuredIM retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by AssuredIM Funds.
(2)    Includes amortization of intangible assets of $2 million and $3 million in first quarter 2023 and first quarter 2022, respectively.

Roll Forward of Assets Under Management
(in millions)

	CLOs	Opportunity Funds (1)	Liquid Strategies	Wind-Down Funds	Total
AUM, December 31, 2022	$15,150	$1,884	$248	$182	$17,464

Inflows-third party	—	1	—	—	1
Inflows-intercompany	—	—	—	—	—
Outflows:
Redemptions	—	—	—	—	—
Distributions	(64)	(133)	—	(48)	(245)
Total outflows	(64)	(133)	—	(48)	(245)
Net flows	(64)	(132)	—	(48)	(244)
Change in value	54	24	5	(1)	82
AUM, March 31, 2023	$15,140	$1,776	$253	$133	$17,302
_______________________________________________
(1)    As of March 31, 2023, AUM related to the AssuredIM Funds created prior to the acquisition of BlueMountain Capital Management, LLC (now known as AssuredIM LLC) was $67 million.

Components of Assets Under Management (1)
(in millions)

	As of
	March 31, 2023	December 31, 2022

Funded AUM	$16,484	$16,672
Unfunded AUM	818	792

Fee-earning AUM	$16,657	$16,795
Non-fee earning AUM	645	669

Intercompany AUM
Funded AUM (2)	$965	$1,022
Unfunded AUM	247	218
_______________________________________________
(1)    Please see “Definitions” at the end of this press release.
(2)    Includes assets managed by AssuredIM under an Investment Management Agreement with its insurance affiliates of $569 million in investment-grade CLO and liquid municipal strategies as of March 31, 2023 and of $558 million as of December 31, 2022.

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc., as well as other operating expenses attributed to holding company activities. Adjusted operating loss for the Corporate division was $44 million in first quarter 2023 compared with $33 million in first quarter 2022. The increase in adjusted operating loss in the Corporate division is primarily due to an additional value added tax in the United Kingdom (U.K.) for cost allocations with U.K. affiliates and expenses related to the Sound Point Transaction.

Other (Effect of FG VIE and CIV consolidation)

The effect of consolidating FG VIEs and CIVs was a loss of $4 million in first quarter 2023 compared with a loss of $10 million in first quarter 2022.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	March 31,
	2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$81	$1.34	$66	$0.98
Less pre-tax adjustments:
Realized gains (losses) on investments	(2)	(0.03)	3	0.05
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	13	0.21	(3)	(0.04)
Fair value gains (losses) on committed capital securities (CCS)	(16)	(0.26)	1	0.02
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	20	0.32	(29)	(0.44)
Total pre-tax adjustments	15	0.24	(28)	(0.41)
Less tax effect on pre-tax adjustments	(2)	(0.02)	4	0.05
Adjusted operating income (loss)	$68	$1.12	$90	$1.34

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(4)	$(0.06)	$(10)	$(0.14)

Non-credit impairment-related unrealized fair value gains on credit derivatives in first quarter 2023 were generated primarily as a result of the increased cost to buy protection on AGC, as the market cost of AGC’s credit protection increased during the period. In first quarter 2022, non-credit impairment-related unrealized fair value losses on credit derivatives were mainly attributable to increases in the credit spread of underlying reference obligations, offset in part by the increased cost to buy protection on AGC, as the market cost of AGC’s protection increased during the period. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in first quarter 2023 were primarily due to a tightening in market spreads. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains (losses) in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

From 2013 through May 9, 2023, the Company repurchased a total of 141 million common shares at an average price of $33.09, representing approximately 73% of the total shares outstanding at the beginning of the repurchase program in 2013. As of May 9, 2023, the Company was authorized to purchase $201 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	March 31,
	2023	2022
Revenues
Net earned premiums	$81	$214
Net investment income	81	62
Asset management fees	26	34
Net realized investment gains (losses)	(2)	3
Fair value gains (losses) on credit derivatives	15	(3)
Fair value gains (losses) on CCS	(16)	1
Fair value gains (losses) on FG VIEs	(5)	6
Fair value gains (losses) on CIVs	58	14
Foreign exchange gain (loss) on remeasurement	20	(30)
Fair value gains (losses) on trading securities	(2)	(4)
Other income (loss)	27	3
Total revenues	283	300
Expenses
Loss and LAE (benefit)	4	57
Interest expense	21	20
Amortization of DAC	3	4
Employee compensation and benefit expenses	82	73
Other operating expenses	55	42
Total expenses	165	196
Income (loss) before income taxes and equity in earnings (losses) of investees	118	104
Equity in earnings (losses) of investees	2	(11)
Income (loss) before income taxes	120	93
Less: Provision (benefit) for income taxes	23	18
Net income (loss)	97	75
Less: Noncontrolling interests	16	9
Net income (loss) attributable to AGL	$81	$66

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	March 31, 2023	December 31, 2022
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$6,869	$7,119
Fixed-maturity securities, trading, at fair value	300	303
Short-term investments, at fair value	1,273	810
Other invested assets	140	133
Total investments	8,582	8,365
Cash	118	107
Premiums receivable, net of commissions payable	1,346	1,298
DAC	151	147
Salvage and subrogation recoverable	258	257
FG VIEs’ assets, at fair value	415	416
Assets of CIVs	5,118	5,493
Goodwill and other intangible assets	6	163
Assets held for sale	227	—
Other assets	557	597
Total assets	$16,778	$16,843

Liabilities
Unearned premium reserve	$3,631	$3,620
Loss and LAE reserve	291	296
Long-term debt	1,676	1,675
Credit derivative liabilities, at fair value	150	163
FG VIEs’ liabilities, at fair value	704	715
Liabilities of CIVs	4,458	4,625
Liabilities held for sale	51	—
Other liabilities	402	457
Total liabilities	11,363	11,551

Shareholders’ equity
Common shares	1	1
Retained earnings	5,638	5,577
Accumulated other comprehensive income	(420)	(515)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,220	5,064
Nonredeemable noncontrolling interests	195	228
Total shareholders’ equity	5,415	5,292
Total liabilities and shareholders’ equity	$16,778	$16,843

Explanation of Non-GAAP Financial Measures

The Company discloses both (a) financial measures determined in accordance with GAAP and (b) financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include:
•FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and
•CIVs in which certain subsidiaries invest and which are managed by AssuredIM.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation, to evaluate the Company’s capital adequacy.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)     Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	March 31, 2023		December 31, 2022
	Total	Per Share	Total	Per Share

Shareholders’ equity attributable to AGL	$5,220	$88.07	$5,064	$85.80
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	(59)	(0.99)	(71)	(1.21)
Fair value gains (losses) on CCS	32	0.53	47	0.80
Unrealized gain (loss) on investment portfolio	(413)	(6.97)	(523)	(8.86)
Less taxes	54	0.92	68	1.15
Adjusted operating shareholders’ equity	5,606	94.58	5,543	93.92
Pre-tax adjustments:
Less: DAC	151	2.55	147	2.48
Plus: Net present value of estimated net future revenue	196	3.30	157	2.66
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,436	57.97	3,428	58.10
Plus taxes	(609)	(10.26)	(602)	(10.22)
ABV	$8,478	$143.04	$8,379	$141.98

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$13	$0.22	$17	$0.28
ABV	8	0.15	11	0.19

Shares outstanding at the end of the period	59.3		59.0

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended
	March 31, 2023
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$22	$36	$28	$—	$86
Less: Installment GWP and other GAAP adjustments (1)	8	33	28	—	69
Upfront GWP	14	3	—	—	17
Plus: Installment premiums and other (2)	8	27	27	33	95
PVP	$22	$30	$27	$33	$112

	Quarter Ended
	March 31, 2022
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$49	$16	$5	$—	$70
Less: Installment GWP and other GAAP adjustments (1)	—	16	3	—	19
Upfront GWP	49	—	2	—	51
Plus: Installment premiums and other (2)	—	12	—	6	18
PVP	$49	$12	$2	$6	$69
________________________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments, discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturities such as Loss Mitigation Securities. This also includes the present value of future premiums and fees associated with other guaranties written by the Company that, under GAAP, are accounted for under Accounting Standards Codification (ASC) 460, Guarantees.

AUM Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. Management fee revenue is based on a variety of factors and is not perfectly correlated with AUM. However, the Company believes that AUM is a useful metric for assessing the relative size and scope of the Company’s asset management business. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•the amount of aggregate collateral balance and principal cash of AssuredIM’s CLOs, including CLO Equity that may be held by AssuredIM Funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji), which was sold to a third party in the second quarter of 2021. AssuredIM is not the investment manager of BM Fuji-advised CLOs, but following the sale, AssuredIM sub-advises and continues to provide personnel and other services to BM Fuji associated with the management of BM Fuji-advised CLOs pursuant to a sub-advisory agreement and a personnel and services agreement, consistent with past practices; and

•the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments. Changes in NAV attributable to movements in fund value of certain private equity funds are reported on a quarter lag.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. The calculation also differs from the manner in which AssuredIM affiliates registered with the U.S. Securities and Exchange Commission (SEC) report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

    The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party AUM” refers to the assets AssuredIM manages or advises on behalf of third-party investors. This includes current and former employee investments in AssuredIM Funds. For CLOs, this also includes CLO Equity that may be held by AssuredIM Funds.

“Intercompany AUM” refers to the assets AssuredIM manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners’ investments of AssuredIM (or its affiliates) into the AssuredIM Funds.

“Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse funds.

“Fee earning AUM” refers to assets where AssuredIM collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning AUM” refers to assets where AssuredIM does not collect fees or has elected to waive or rebate fees to investors. AssuredIM reserves the right to waive some or all fees for certain investors, including investors affiliated with AssuredIM and/or the Company. Further, to the extent that the Company’s wind-down and/or opportunity funds are invested in AssuredIM managed CLOs, AssuredIM may rebate any management fees and/or performance fees earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by AssuredIM.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Wednesday, May 10, 2023. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-844-200-6205 (in the U.S.) or 1-929-526-1599 (International); the access code is 446445.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 413985.

Please refer to Assured Guaranty’s March 31, 2023 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “March 31, 2023 Equity Investor Presentation”.

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 1Q 2023,” which lists the U.S. public finance new issues insured by the Company in first quarter 2023, and

•“Structured Finance Transactions at March 31, 2023,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, the Company’s separate-company subsidiary financial supplements and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ adversely are: (1) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates or general economic conditions, including the possibility of a recession; (2) geopolitical risk, including United States (U.S.)-China strategic competition and technology decoupling, Russia’s invasion of Ukraine and the resulting economic sanctions, fragmentation of global supply chains, volatility in energy prices, potential for increased cyberattacks, and risk of intentional or accidental escalation between NATO and Russia; (3) the possibility of a U.S. government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (4) the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, and the global consequences of the pandemic and such actions, including their impact on the factors listed in this section; (5) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S., that adversely affect repayment rates related to commercial real estate, municipalities and other insured obligors, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; (6) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (7) the loss of investors in Assured Guaranty’s asset management strategies or the failure to attract new investors to Assured Guaranty’s asset management business; (8) the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; (9) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including as a result of the final resolution of Assured Guaranty’s remaining Puerto Rico exposures or the amounts recovered on securities received in connection with the resolution of Puerto Rico exposures already resolved; (10) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (11) poor performance of Assured Guaranty’s asset management strategies compared to the performance of the asset management strategies of Assured Guaranty’s competitors; (12) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to unanticipated consequences; (13) the possibility that Assured Guaranty’s planned transactions pursuant to which Assured Guaranty will contribute to Sound Point Capital Management, LP (Sound Point) most of its asset management business, other than that conducted by Assured HealthCare Partners LLC (AssuredIM Contributed Business) and receive an ownership interest in Sound Point, fail to close or are delayed due to the failure to fulfill or waive certain customary closing conditions, which include the receipt of certain consents and regulatory approval, or due to other reasons; (14) the impacts of the announcement and the completion of Assured Guaranty’s planned transactions with Sound Point on Assured Guaranty and its relationships with its shareholders, regulators, rating agencies, employees and the obligors it insures and on the AssuredIM Contributed Business and on the business of Assured Healthcare Partners LLC and their relationships with their respective clients and employees; (15) the possibility that strategic transactions made by Assured Guaranty, including the consummation of the planned transactions with Sound Point, do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (16) the inability to control the business, management or policies of entities in which the Company holds a minority interest; (17) the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its financial guaranty contracts written in credit default swap (CDS) form, and certain consolidated variable interest entities (VIEs); (18) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (19) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (20)

changes in applicable accounting policies or practices; (21) changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; (22) difficulties with the execution of Assured Guaranty’s business strategy; (23) loss of key personnel; (24) the effects of mergers, acquisitions and divestitures; (25) natural or man-made catastrophes or pandemics; (26) the impact of climate change on our business and regulatory actions taken related to such risk; (27) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (28) other risks and uncertainties that have not been identified at this time; and (29) management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of May 9, 2023, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Media Relations
212-408-6042
adurani@agltd.com